Exhibit 10.2

WBB Securities, LLC 16835 West Bernardo Drive, Suite 203 San Diego, CA 92127 (858) 592-9901

CONFIDENTIAL

February 16, 2007

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, CA 92121

Attn:

Christopher J. Calhoun, Chief Executive Officer

Mark E. Saad, Chief Financial Officer

Gentlemen:

The purpose of this letter (the “Agreement”) is to set forth the terms of the engagement by Cytori Therapeutics, Inc, a Delaware corporation (“CYTORI” or the “Company”) of WBB Securities, LLC (“WBB”) to serve as the Company’s non-exclusive financial advisor in connection with the engagement of Piper Jaffray Companies, a Delaware company (“PIPER”).  WBB will assist CYTORI with the subject matter in the letter agreement dated February 14, 20007 between PIPER and the CYTORI.

1)            Indemnification of WBB Securities, LLC.

The Company agrees that it will indemnify and hold harmless WBB and its affiliates and their respective directors, officers, agents and employees and each other person controlling WBB or any of WBB’s affiliates (collectively, the “Indemnified Parties”), to the full extent lawful, from and against any losses, expenses, claims or proceedings (collectively, “losses”) (i) related to or arising out of (A) information provided by the Company, its employees or other agents, which information either the Company or WBB provided to any actual or potential buyers, sellers, investors or offerees, or (B) any other action or failure to act by the Company, its directors, officers, agents or employees or by WBB or any Indemnified Party at the Company’s request or with the Company’s consent, or (ii) otherwise related to or arising out of the engagement or any transaction or conduct in connection therewith and resulting primarily from the Company’s negligence, bad faith or willful misconduct, except that these clauses (i) and (ii) shall not apply with respect to (x) any losses that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party, or (y) any amount paid in settlement of claims without the Company’s consent, which consent will not be unreasonably withheld.

In the event that the foregoing indemnity is unavailable to any Indemnified Party for any reason (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified Party), then the Company agrees to contribute to any losses related to or arising out of the engagement or any transaction or conduct in connection therewith as follows.  With respect to such losses referred to in clause (i) of the preceding paragraph, each of the Company and WBB shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by WBB, on the one hand, and by the Company and its security holders, on the other hand, from the actual or proposed transaction arising in connection with the engagement.  With respect to any other losses (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified Party), and for losses referred to in clause (i) of the preceding paragraph if the allocation provided by the immediately preceding sentence is unavailable for any reason, each of the Company and WBB shall contribute in such proportion as is appropriate to reflect not only the relative benefits as set forth above, but also the relative fault of each of the Company and WBB in connection with the statements, omissions or other relevant equitable considerations.  Benefits received (or anticipated to be received) by the Company and its security holders shall be deemed to be equal to the aggregate cash consideration and value of securities or any other property payable, issue able, exchangeable or transferable in such transaction or proposed transaction, and benefits received by WBB shall be deemed to be equal to the compensation paid by the Company to WBB (whether in cash or otherwise) in connection with the engagement (exclusive of amounts paid for reimbursement of expenses or paid under this agreement).  Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by WBB, on the other hand.  WBB and the Company agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above.

Promptly after WBB receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, WBB will notify the Company thereof; but the omission so to notify the Company shall not relieve the Company from any obligation hereunder unless, and only to the extent that, such omission results in its forfeiture of substantive rights or defenses.  If any such action or other proceeding shall be brought against any Indemnified Party, the Company shall, upon written notice given reasonably promptly following WBB’s notice to the Company of such action or proceeding, be entitled to assume the defense thereof at its expense with counsel chosen by the Company and reasonably satisfactory to the Indemnified Parties; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such defense.  Notwithstanding the foregoing, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or likely conflict exists between the Company and such Indemnified Party that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this indemnity for more than one counsel in any one legal action or group of related legal actions.  The Company agrees that it will not, without the prior written consent of WBB, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters that are the subject of WBB’s engagement (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise or consent includes an unconditional release of WBB and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its affiliates, creditors or security holders for or in connection with the engagement or any actual or proposed transactions or other conduct in connection therewith except for losses incurred by the Company that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party or have resulted from a breach of the engagement between the Company and WBB.

The foregoing agreement is in addition to any rights WBB may have at common law or otherwise and shall be binding on and inure to the benefit of any successors, assigns, and personal representatives of the Company and each Indemnified Party.  This agreement is governed by the laws of the State of California, without regard to such state’s rules concerning conflicts of laws.  Each of the parties hereto also hereby submits to the jurisdiction of the state and federal courts located in San Diego County, California in any proceeding arising out of or relating to this agreement, agrees not to commence any suit, action or proceeding relating hereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum.  Solely for purposes of enforcing this agreement, each party hereby consents to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this agreement is brought against the other party.  Any right to trial by jury with respect to any claim or proceeding related to or arising out of the engagement, or any transaction or conduct in connection therewith or this agreement is waived.

2)            Services Provided by WBB Securities, LLC.

(a)                                  Familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, management, and strategic direction of

CYTORI, as well as make any suggestions on how the Company might enhance any of the above;

(b)                                 Evaluate the possible sale of equity related securities in the Company, including, without limitation, evaluating potential capital raising transactions by the Company in the form of a private placement of common stock, convertible preferred stock, other equity securities and/or convertible debt securities; it being agreed and understood that the undertaking of any such possible sale of securities shall be pursuant to a separate agreement between the Parties and CYTORI shall be under no obligation or commitment to undertake such possible sale or placement, respectively, of securities prior to the execution of such separate agreement; and

(c)                                  To the extent requested by the Company, evaluate potential acquisitions, mergers, or joint ventures by the Company, or other strategic alternatives available to the Company.

3)            Term of Engagement.

The term of WBB’s engagement shall be for the period commencing on the date of this Agreement and continuing for 30 days of the date of this Agreement (the “Initial Term”), and may be extended beyond the Initial Term by mutual written consent of the Parties.  Notwithstanding the foregoing, either Party may terminate this Agreement at any time upon ten (10) days written notice to the other Party, in which event neither Party will have any further obligations hereunder, except for any unpaid amounts under Sections 4 below, which shall survive any such termination.

4)            Compensation.

For providing services hereunder, the Company agrees to pay WBB 1.5% of the Gross proceeds raised by the company during the Initial Term or any agreed renewal Terms on the settlement date of the transaction covered by the terms of the Piper letter Agreement.

5)            Information.

The Company agrees to make available to WBB all information relating to the Company (the “Information”) as may be reasonably requested by WBB, which Information, taken as a whole, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company agrees to advise WBB immediately of the occurrence of any event or any other change known to the Company that results in the Information, taken as a whole, containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company acknowledges that WBB may rely on the Information without undertaking independent verification.  WBB hereby agrees and covenants that all non-public Information received by WBB during the term of this Agreement shall be held in strict confidence and not used (except for the purpose of performing WBB’s services under this Agreement), disseminated, released or otherwise disclosed, except as required pursuant to applicable law, rule or regulations, without the prior written consent of the Company.

6)            General.

This Agreement represents the entire agreement of the Parties concerning the subject matter hereof and supersedes all prior agreements or understandings, oral or written, between the Parties with respect to the subject matter hereof.  This Agreement may not be amended or modified except in writing and signed by WBB and the Company, and shall be governed by and construed in accordance with the laws of the State of California.  This Agreement is binding upon and inures to the benefit of the parties hereto.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Delivered herewith are two identical copies of this Agreement. If the foregoing is in accordance with your understanding of the terms of our engagement, please confirm your agreement by signing both enclosed copies of this Agreement and returning to WBB one executed copy of this Agreement.

Very truly yours,

WBB Securities, LLC.

		By:	/s/ La Rae Bakerink
LaRae Bakerink, CEO

AGREED TO AND ACCEPTED
as of the date first set forth above:

Cytori Therapeutics, Inc.

By:	/s/Mark E. Saad
Title: CFO